UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2006

RACKABLE SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51333	32-0047154
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1933 Milmont Drive

Milpitas, CA 95035

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 240-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensation Arrangements of Certain Officers.

On November 17, 2006, Rackable’s Board of Directors increased the authorized number of directors from six to seven directors and filled the vacancy created by this increase by appointing Mark J. Barrenechea to serve as a director, effective immediately.

In connection with Mr. Barrenechea’s appointment to the Board, Mr. Barrenechea was granted options to purchase an aggregate of 30,000 shares of Rackable Systems’ common stock, with an exercise price equal to the fair market value of the underlying stock on the date of grant ($35.94). The initial options will vest monthly over four years, with 11,333 shares issued under and subject to the terms and conditions set forth in the Rackable Systems’ 2005 Non-Employee Directors’ Stock Option Plan and 18,667 shares issued under and subject to the terms and conditions set forth in the Rackable Systems’ 2005 Equity Incentive Plan.

Mr. Boesenberg will also be entitled to receive cash compensation as a non-employee director in accordance with the arrangements in effect for non-employee directors of Rackable (currently an annual retainer of $35,000). In addition, Mr. Boesenberg will be reimbursed for travel, lodging and other reasonable expenses incurred in attending Rackable Board or committee meetings. In addition, Rackable Systems will enter into its standard form of indemnity agreement with Mr. Barrenechea consistent with past practice with directors, which will provide that Rackable Systems will indemify Mr. Barrenchea for liabilities incurred by Mr. Barrenechea by reason of him acting as a director of Rackable Systems, subject to certain limited exceptions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Rackable Systems, Inc.

Dated: November 21, 2006	By:	/s/ Madhu Ranganathan
Madhu Ranganathan
Chief Financial Officer